Exhibit 99.4

1.	What was announced?

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Patterson-UTI and NexTier Oilfield Solutions are combining in a merger of equals transaction to create an industry leading drilling and completions services provider with a foothold in the most active major U.S. basins, along with operations in Latin America.

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The combined company will have an enterprise value of approximately $5.4 billion. Under the terms of the agreement, NexTier shareholders will receive 0.7520 shares of Patterson-UTI common stock for each share of NexTier common stock owned.

•	Through this merger, Patterson-UTI will drive continued growth and value creation, and better serve customers across the entire value chain, including by bolstering our Well Completions offerings.

2.	Who is NexTier Oilfield Solutions?

•	NexTier is a leading U.S. land oilfield service company, with a diverse set of Well Completions and production services. NexTier is also headquartered in Houston and has approximately 4,300 employees.

•	Importantly, NexTier shares Patterson-UTI’s core values of sustainability, safety and community, which is one of the many reasons we are excited to bring our companies together.

•	For more information on NexTier, please visit https://nextierofs.com/

3.	What is a ‘Merger of Equals’ and how is it different than an acquisition?

•	A merger of equals is a combination of two companies similar in size.

•	This structure enables the two companies to combine in such a way that they can capitalize on the strengths and best practices of both.

4.	Why is Patterson-UTI merging with NexTier? How does this fit into Patterson-UTI’s strategy?

•	The combination of Patterson-UTI and NexTier is a natural next step in the evolution of our company and consistent with our strategy.

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Through this merger, we will have a comprehensive portfolio across drilling and well completions. We expect to benefit from best-in-class operational capabilities, technologies and data analytics to maximize well performance. The merger will create:

•	Contract Drilling business with 172 super-spec drilling rigs and Directional Drilling business.

•	Well Completions business with deployed capacity of 45 active spreads and 3.3 million hydraulic fracturing horsepower, with nearly two-thirds of deployed fleets being dual fuel capable.

•	Our combined company will be stronger together than either company is on its own, making us a partner of choice for our customers.

5.	Given NexTier is focused on Well Completions, how will the NexTier business be integrated into Patterson-UTI?

•	NexTier will be merged with Patterson-UTI’s existing Well Completions business unit, which will operate under the NexTier Completions brand.

6.	Will there be changes to the executive leadership team? Who will manage the combined business?

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The combined company will be led by Andy Hendricks as President and CEO. Robert Drummond, President and CEO of NexTier, will assume the position of Vice Chair of the Board of Directors. Patterson-UTI’s current Chair of the Board, Curtis Huff, will remain Chair of the combined company.

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Following the close of the merger, the combined company’s Board of Directors will comprise 11 members, six from the current Patterson-UTI Board, including Andy Hendricks, and five from the current NexTier Board, including Mr. Drummond.

•	We will provide additional details on the composition of the company’s executive leadership team as those decisions are finalized.

7.	What does this merger mean for me? Will there be any changes to my reporting structure or compensation and benefits?

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The combined company will be an industry leading drilling and completions services provider and we expect, following close, our employees to have the opportunity to benefit from career development and advancement opportunities as part of a larger and more diversified organization.

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Between now and close, it is business as usual, and we must continue to operate as separate companies. We intend to continue providing you with competitive compensation and benefits packages following the close of the merger and will promptly communicate if there are any changes.

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Until close, all roles and reporting structures remain in place as they do today. As part of the integration planning process, the integration teams will evaluate existing business processes and organizational structures in both companies and design a “best of the best” approach for our combined organization.

8.	When will the merger be completed? What can I expect between now and close?

•	We expect to complete the merger in the fourth quarter of 2023, following receipt of the requisite shareholder and regulatory approvals.

•	In the meantime, both companies must continue to operate separately, and it remains business as usual.

9.	What are the integration plans? When does integration begin? What can we expect in the interim period?

•	Over the coming weeks, we expect to build an integration planning team with leaders from both companies.

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Working together, we will determine how best to bring our companies together. We will keep employees updated as these plans are developed. Only after the merger closes can we begin to implement these plans.

•	In the meantime, both companies must continue to operate separately, and it remains business as usual.

10.	What will be the name of the combined company? Where will the combined company be headquartered?

•	The combined company will operate under the name of Patterson-UTI Energy and trade under the ticker symbol PTEN.

•	The combined company’s expanded Well Completions segment will operate under the NexTier Completions brand.

•	We will maintain our headquarters in Houston, Texas, which is where both Patterson-UTI and NexTier are currently based.

11.	Both companies are headquartered in Houston. Will NexTier move into our building? Will any field sites be closed?

•	Until this merger closes, it is business as usual.

•	While this announcement is an important milestone, please keep in mind that we are still in the early stages and there will be no changes until the merger closes.

•	As the process unfolds, we will keep you updated as appropriate.

12.	Do you anticipate any layoffs following this merger?

•	We will combine the best of both organizations as it relates to processes and people to fully realize value of combination.

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In any combination of two companies in the same industry, there will be some overlap. As part of the integration planning process, the integration teams will evaluate existing business processes and organizational structures in both companies and design a “best of the best” approach for our combined organization.

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It is important to remember that today is day one. Between now and closing, we must continue to operate as separate companies. There are many details to be worked out as part of the integration planning process.

•	Both Patterson-UTI and NexTier are committed to making the transition as smooth as possible as we bring our companies together. And, both companies are committed to transparency.

13.	How soon can Patterson-UTI employees interact with NexTier employees?

•	You should not engage with NexTier employees unless you are asked.

•	We expect the merger to close in the fourth quarter of 2023. Between now and then, both companies must continue to operate separately, and it remains business as usual.

14.	What does this merger mean for our customers?

•	We expect our customers to be enthusiastic about this merger as we are expanding our comprehensive portfolio to better meet their needs more efficiently and effectively.

•	Customers will benefit from best-in-class operational capabilities, innovative technologies and data analytics to maximize well performance.

•	Until the merger closes, both companies must continue to operate as separate companies and will continue to work with customers as we always have.

15.	Who can I contact if I have more questions?

•	If you have any additional questions, please reach out to your manager.

Important Additional Information Regarding the Proposed Transaction Will Be Filed with the SEC

In connection with the proposed transaction, Patterson-UTI intends to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Patterson-UTI and NexTier that also constitutes a prospectus of Patterson-UTI. Each of Patterson-UTI and NexTier also plan to file other relevant documents with the SEC regarding the proposed transaction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. Any definitive joint proxy statement/prospectus (if and when available) will be mailed to shareholders of Patterson-UTI and NexTier. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and shareholders will be able to obtain free copies of these documents (if and when available) and other documents containing important information about Patterson-UTI and NexTier once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Patterson-UTI will be available free of charge on Patterson-UTI’s website at http://www.patenergy.com or by contacting Patterson-UTI’s Investor Relations Department by phone at (281) 765-7170. Copies of the documents filed with the SEC by NexTier will be available free of charge on NexTier’s website at https://nextierofs.com or by contacting NexTier’s Investor Relations Department by phone at (346) 242-0519.

Participants in the Solicitation

Patterson-UTI, NexTier and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Patterson-UTI is set forth in its proxy statement for its 2023 annual meeting of shareholders, which was filed with the SEC on April 11, 2023, and Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 13, 2023. Information about the directors and executive officers of NexTier is set forth in its proxy statement for its 2023 annual meeting of shareholders, which was filed with the SEC on April 28, 2023, and NexTier’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 16, 2023. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Patterson-UTI or NexTier using the sources indicated above.

No Offer or Solicitation

This document is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.